Exhibit 5.1

F. James Bradley

Byron G. Riley

Michael K. Denney

Patrick M. Courtney

Donald G. Thompson

Kelly R. Baier

Gregory J. Seyfer

Dean A. Spina

Joseph E. Schmall

Bradley G. Hart

William J. Neppl

William T. McCartan

Maureen G. Kenney

Vernon P. Squires

Timothy J. Hill

Paul D. Burns

Michael J. Pugh

Janice J. Kerkove

Shannon P. Thompson

Kevin C. Papp

Laura C. Mueller

David J. Zylstra

Kimberly H. Blankenship

Sarah E. Swartzendruber

Tyler G. Olson

Aimee H. Rhodes

Joseph W. Younker

Nikki J. Johnson

Counsel:

Melissa Weets Anderson

Boston, MA

1-800-353-2665

BRADLEY & RILEY PC
ATTORNEYS AND COUNSELORS
CEDAR RAPIDS IOWA CITY

WEBSITE ADDRESS: www.bradleyriley.com

E-MAIL ADDRESS: mdenney@bradleyriley.com

DIRECT DIAL: [319] 861-8728

November 22, 2005

United Fire & Casualty Company

118 Second Avenue SE

Cedar Rapids, Iowa 52407-3909

Ladies and Gentlemen:

We are acting as counsel to United Fire & Casualty Company, an Iowa corporation (the “Company”), in connection with in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of an aggregate of 199,000 shares (the “Shares”) of the Company’s common stock, par value $3.33 1/3, 150,000 of which may be issued pursuant to the United Fire & Casualty Company Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan (the “Plan”), and 49,000 of which may be issued pursuant to certain stock option agreements, as listed in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R., §§ 229.601(b)(5), in connection with the Registration Statement.

BRADLEY & RILEY PC

United Fire & Casualty Company

November 22, 2005

In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan and the stock option agreements, against payment of the consideration therefor as provided in the Plan and in the stock option agreements, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the par value of the Shares.

We express no opinion as to matters governed by any laws other than the laws of the State of Iowa and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect, if any, that any other law may have on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under Item 5 of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated under the Act.

Very truly yours

Bradley & Riley PC